Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-161324) pertaining to the 1998 Employees’ Savings Plan of Group 1 Automotive, Inc.

(2)	Registration Statement (Form S-8 No. 333-145034) pertaining to the Deferred Compensation Plan and 2007 Long Term Incentive Plan of Group 1 Automotive, Inc., and

(3)	Registration Statement (Form S-8 No. 333-168365) pertaining to the 2007 Long Term Incentive Plan of Group 1 Automotive, Inc.;

of our reports dated February 10, 2012, with respect to the consolidated financial statements of Group 1 Automotive, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Group 1 Automotive, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Group 1 Automotive, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Houston, Texas

February 10, 2012